Exhibit 99.1

          YORK International Reports Third Quarter Results;
                    Comments on Full Year Outlook

    YORK, Pa.--(BUSINESS WIRE)--Oct. 22, 2003--YORK International Corporation (NYSE:YRK) today reported a net loss of $5.4 million, or $0.13 per share, for the third quarter of 2003. Excluding the impact of the special items and the cumulative effect of the change in accounting principle discussed below, the Company earned $0.74 per share as compared to $0.65 per share in the prior year. The third quarter 2003 results include a $2.5 million income tax benefit, or $0.06 per share, associated primarily with increased export incentives. The net loss of $5.4 million includes:

    -- Restructuring and other charges of $17.6 million ($12.5 million after tax) related to previously announced initiatives to streamline the Company's operations.

    -- A non-cash curtailment loss of $12.4 million ($7.3 million after tax), which represents an acceleration of pension expense related to the Company's decision to replace its current defined benefit pension plans for U.S. salaried non-bargaining employees with a new defined contribution plan, effective January 1, 2004.

    -- The cumulative effect of a change in accounting principle of $15.4 million, or $0.38 per share, related to the July 1 adoption of FASB Interpretation 46 (FIN 46), as previously discussed in the second quarter conference call. Pursuant to the Interpretation, the Company consolidated the variable interest entity associated with a 1999 equipment sale-leaseback transaction and recorded debt of $82 million.

    Third quarter sales improved 6.6% from the prior year, driven by the favorable impact of the strengthening Euro, increased sales in Asia and growth in the global service businesses.
    Income from operations in the third quarter was $15.9 million and income before the cumulative effect of the change in accounting principle was $10 million. Excluding the impact of the special items, income from operations was $45.0 million and income before the cumulative effect of the change in accounting principle was $29.8 million, an improvement of 14.5% over the third quarter of 2002.
    Balance sheet performance continues to be strong and reflects a reduction in working capital as well as continued improvements in inventory turns and days sales outstanding.
    Commenting on the third quarter results, Chief Executive Officer, Michael Young, said, "Our overall performance was excellent in the third quarter. We achieved earnings and exceeded cash flow targets at a time when our largest end markets experienced year-over-year declines."

    BUSINESS UNIT REVIEW

    GLOBAL APPLIED

    Third quarter sales for the Global Applied business increased 8.8% to $742.4 million versus $682.1 million in 2002. Revenue was up in all geographic regions. Asian revenue increased due to continued growth in equipment sales in China; EMEA revenue increased due to the strengthening Euro; and Americas revenue increased due to service growth. These increases were partially offset by the weak commercial equipment market in the Americas. Global Applied service revenue improved 14% as compared to the third quarter of 2002.
    Income from operations for Global Applied improved 25.8% to $47.8 million in the third quarter of 2003 as compared to $38.0 million in the third quarter of 2002. Service growth contributed to higher margins, which offset continued price pressure on large equipment shipments. SG&A expenses as a percent of sales were also down despite the impact of increased pension, medical and insurance costs, the strengthening Euro, and continued investments in service infrastructure, IT capabilities and product development.
    The Global Applied backlog at the end of the quarter was $977 million, an increase of 10.4% from September of 2002. Backlog is up due to the strong Euro, increased orders in China and improvements in North America, particularly in our Navy business. We are seeing increased margin pressure in the European backlog.

    UNITARY PRODUCTS GROUP (UPG)

    UPG sales were $207.5 million in the third quarter of 2003 compared to $207.6 million in the third quarter of 2002. Excluding the decline in shipments to the manufactured housing market, UPG sales were up 1.6%.
    Income from operations for UPG in the third quarter of 2003 increased to $18.8 million as compared to $18.7 million in 2002. Improvements in production efficiency, a more positive product mix and better pricing offset increased pension, legal, compensation and steel costs.

    BRISTOL COMPRESSORS (Bristol)

    Bristol's third quarter sales were $99.5 million versus $97.5 million in the third quarter of 2002. The increase resulted from higher sales to domestic customers, partially offset by lower shipments to international customers for room air conditioner applications.
    Income from operations for Bristol improved $3.2 million to $2.2 million due to better margins and higher productivity as compared to the third quarter of 2002.

    CORPORATE AND OTHER

    Corporate, eliminations and other costs increased $12.3 million primarily due to increased expenses for pension, medical, insurance, incentives and IT spending.

    OUTLOOK

    C. David Myers, President, said, "Our third quarter performance was very strong and cash performance continues to exceed expectations. We are executing and delivering improvements even though economic and market conditions continue to be a challenge."
    Mr. Myers continued, "We have not seen a market recovery and we continue to see very little short-term change in capital spending or investment patterns that would alleviate volume and pricing pressures in the large equipment markets."
    YORK is focused on growing its service business and continuing to invest in product development and distribution enhancements. Continuing to improve operations, reduce costs and deliver strong cash flow remain priorities for the Company.
    For the full year of 2003, the Company expects income before the cumulative effect of a change in accounting principle to be approximately $0.15 per share including all charges related to the cost reduction actions and the pension changes, as described. Excluding the special items, the Company reiterated its full-year outlook of $2.50 per share, plus the additional $0.06 per share of income tax benefit realized in the third quarter. The Company expects to exceed its debt repayment target of $65 million, which included cash generation for debt reduction of $100 million, offset by the $35 million net cash outlay associated with the cost reduction actions.
    YORK International will conduct a conference call to discuss third quarter performance and business outlook on Wednesday, October 22, 2003, at 09:00 a.m. EST. The conference call will be available through a web broadcast on YORK International's web site at www.york.com.
    If you are unable to connect to the Company's web site, you may listen via telephone. Please call (973) 935-8514 to participate in the call. Please call five minutes prior to the scheduled start time.
    There will be a replay of the conference call from Wednesday, October 22, 2003 until Friday, October 24, 2003. Call 1-877-519-4471, and request conference #4236298.
    This press release and the earnings release conference call contain non-GAAP financial measures that are reconciled to the most directly comparable GAAP measures on pages 8, 9 and 10 of this press release. The Company believes that providing this additional information provides a transparent view of the performance of the core operations with and without the cost impact of the special items.
    This release includes "forward-looking statements" that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Factors that could affect results include economic and political environments, climatic conditions, work stoppages, litigation, currency, and regulatory and competitive pressures. Additional information regarding these risk factors and uncertainties is detailed in YORK's SEC filings.
    YORK International Corporation is a full-line, global manufacturer of heating, ventilating, air conditioning and refrigeration (HVAC&R) products. YORK is the largest independent supplier of HVAC&R equipment in the United States and a leading competitor in the industry internationally. The Company's products are sold in more than 125 countries and YORK has approximately 23,000 employees worldwide.


            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

      Consolidated Condensed Statements of Operations (unaudited)

                              Three Months          Nine Months
(in thousands, except        Ended Sept. 30,       Ended Sept. 30,
 per share data)            2003        2002      2003        2002
                         ----------- --------- ----------- -----------

Net sales                $1,008,958  $946,774  $2,961,732  $2,832,399

Cost of goods sold         (817,896) (767,373) (2,384,206) (2,290,150)
                         ----------- --------- ----------- -----------

    Gross profit            191,062   179,401     577,526     542,249

Selling, general, and
 administrative expenses   (163,032) (135,267)   (468,860)   (416,084)

Restructuring and other
 charges, net               (12,140)       --     (61,294)     (2,730)
                         ----------- --------- ----------- -----------

    Income from
     operations              15,890    44,134      47,372     123,435

Interest expense, net       (12,331)  (11,746)    (36,462)    (36,895)

Loss on divestiture              --        --          --     (10,683)

Equity in earnings of
 affiliates                   2,160     1,206       5,725       3,814
                         ----------- --------- ----------- -----------

    Income before income
     taxes and cumulative
     effect of changes
     in accounting
     principle                5,719    33,594      16,635      79,671

Benefit (provision) for
 income taxes                 4,264    (7,559)     (1,082)    (20,162)
                         ----------- --------- ----------- -----------

    Income before
     cumulative effect
     of changes in
     accounting
     principle                9,983    26,035      15,553      59,509

    Cumulative effect of
     changes in
     accounting
     principle              (15,413)       --     (15,413)   (179,436)
                         ----------- --------- ----------- -----------

    Net (loss) income       $(5,430)  $26,035        $140   $(119,927)
                         =========== ========= =========== ===========

Diluted earnings (loss)
 per share:
  Income before
   cumulative effect of
   changes in accounting
   principle                  $0.25     $0.65       $0.39       $1.49
  Cumulative effect of
   changes in accounting
   principle                  (0.38)       --       (0.39)      (4.50)
                         ----------- --------- ----------- -----------

  Net (loss) income          $(0.13)    $0.65      $(0.00)     $(3.01)
                         =========== ========= =========== ===========

Cash dividends per share      $0.15     $0.15       $0.45       $0.45
                         =========== ========= =========== ===========

Diluted weighted average
 common shares and
 common equivalents
 outstanding                 40,304    39,786      39,908      39,852


            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

           Consolidated Condensed Balance Sheets (unaudited)

                                          September 30,  December 31,
(in thousands)                                2003          2002
                                           -----------   -----------

ASSETS

Current assets:
  Cash and cash equivalents                   $46,973       $92,940
  Receivables, net                            636,055       627,067
  Inventories                                 524,375       473,779
  Prepayments and other current assets        124,110        81,461
                                           -----------   -----------

    Total current assets                    1,331,513     1,275,247

Deferred income taxes                          74,522        69,696
Investments in affiliates                      28,175        29,389
Property, plant, and equipment, net           521,282       500,318
Goodwill                                      517,207       504,963
Intangibles, net                               34,477        32,000
Deferred charges and other assets             105,266        94,509
                                           -----------   -----------

    Total assets                           $2,612,442    $2,506,122
                                           ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable and current portion of
   long-term debt                             $29,169       $32,709
  Accounts payable and accrued expenses       844,850       768,748
  Income taxes                                 37,619        37,202
                                           -----------   -----------

    Total current liabilities                 911,638       838,659

Long-term warranties                           50,516        44,748
Long-term debt                                610,632       618,224
Postretirement and postemployment
 benefits                                     269,043       244,522
Other long-term liabilities                    47,194        77,155
                                           -----------   -----------

    Total liabilities                       1,889,023     1,823,308

Stockholders' equity                          723,419       682,814
                                           -----------   -----------

    Total liabilities and stockholders'
     equity                                $2,612,442    $2,506,122
                                           ===========   ===========


            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

     Supplemental Statement of Operations and Segment Information
                              (unaudited)

                               Three Months Ended September 30,
                        ---------------------------------------------
                                      2003                    2002
                                    Excluding               Excluding
(in thousands, except               Special                 Special
 per share data)           2003      Items        2002       Items
                        ---------- ----------  ----------  ----------

 Revenue:
-----------------------
 Global Applied:
    Americas             $339,041    $339,041    $331,300    $331,300
    EMEA                  321,888     321,888     279,272     279,272
    Asia                  129,927     129,927     113,144     113,144
    Intragroup sales      (48,495)    (48,495)    (41,622)    (41,622)
                        ---------- ----------  ----------  ----------
                          742,361     742,361     682,094     682,094
 Unitary Products Group   207,471     207,471     207,578     207,578
 Bristol Compressors       99,455      99,455      97,509      97,509
 Eliminations             (40,329)    (40,329)    (40,407)    (40,407)
                        ---------- ----------  ----------  ----------
   Total               $1,008,958  $1,008,958    $946,774    $946,774
                        ========== ==========  ==========  ==========

 Income from Operations:
-----------------------
 Global Applied:
    Americas              $15,663     $15,663      $9,842      $9,842
    EMEA                   11,710      11,710       9,741       9,741
    Asia                   20,381      20,381      18,378      18,378
                        ---------- ----------  ----------  ----------
                           47,754      47,754      37,961      37,961
 Unitary Products Group    18,807      18,807      18,724      18,724
 Bristol Compressors        2,204       2,204      (1,033)     (1,033)
 Corporate,
  eliminations, and
  other                   (23,808)    (23,808)    (11,518)    (11,518)
 Charges and other
  expenses                (29,067)A        --          --          --
                        ---------- ----------  ----------  ----------
   Total                  $15,890     $44,957     $44,134     $44,134

 Interest expense, net    (12,331)A   (11,431)    (11,746)    (11,746)

 Equity in earnings of
  affiliates                2,160       2,160       1,206       1,206
                        ---------- ----------  ----------  ----------

 Income before income
  taxes and cumulative
  effect of changes in
  accounting principle      5,719      35,686      33,594      33,594

 Benefit (provision)
  for income taxes          4,264      (5,886)     (7,559)     (7,559)
                        ---------- ----------  ----------  ----------

 Income before
  cumulative effect of
  changes in accounting
  principle                $9,983     $29,800     $26,035     $26,035
                        ========== ==========  ==========  ==========

 Diluted earnings per
  share:
   Income before
    cumulative effect
    of changes in
    accounting
    principle               $0.25       $0.74       $0.65       $0.65
                        ========== ==========  ==========  ==========

 Weighted average
  diluted shares           40,304      40,304      39,786      39,786

A -- Total special charges of $29,967 include $12,772 of restructuring and other charges (of which $632 is recorded as part of cost of goods sold), $3,881 of operating expenses (recorded as part of cost of goods sold) related to the cost reduction actions, $12,414 of curtailment costs (recorded as part of selling, general, and administrative expenses), and $900 of fees related to repayment of sale leaseback (recorded as part of interest expense).


            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

     Supplemental Statement of Operations and Segment Information
                              (unaudited)


                               Nine Months Ended September 30,
                      ------------------------------------------------
 (in thousands,                       2003                     2002
  except per share                  Excluding                Excluding
  data)                             Special                  Special
                        2003          Items      2002          Items
                      ----------   ----------  ----------   ----------

 Revenue:
---------------------
 Global Applied:
    Americas         $  999,293   $  999,293  $  987,608   $  987,608
    EMEA                919,642      919,642     783,182      783,182
    Asia                352,033      352,033     305,933      305,933
    Intragroup sales   (143,113)    (143,113)   (116,912)    (116,912)
                      ----------   ----------  ----------   ----------
                      2,127,855    2,127,855   1,959,811    1,959,811
 Unitary Products
  Group                 593,962      593,962     580,721      580,721
 Bristol Compressors    375,854      375,854     417,163      417,163
 Eliminations          (135,939)    (135,939)   (125,296)    (125,296)
                      ----------   ----------  ----------   ----------
   Total             $2,961,732   $2,961,732  $2,832,399   $2,832,399
                      ==========   ==========  ==========   ==========

 Income from
  Operations:
---------------------
 Global Applied:
    Americas         $   29,722   $   29,722  $   31,509   $   31,509
    EMEA                 24,750       24,750      29,865       29,865
    Asia                 52,497       52,497      42,335       42,335
                      ----------   ----------  ----------   ----------
                        106,969      106,969     103,709      103,709
 Unitary Products
  Group                  51,076       51,076      34,566       34,566
 Bristol Compressors     25,463       25,463      28,090       28,090
 Corporate,
  eliminations, and
  other                 (54,053)     (54,053)    (32,454)     (32,454)
 Charges and other
  expenses              (82,083)A          -     (10,476)B         --
                      ----------   ----------  ----------   ----------
   Total             $   47,372   $  129,455  $  123,435   $  133,911

 Interest expense,
  net                   (36,462)A    (35,562)    (36,895)     (36,895)

 Loss on divestiture         --           --     (10,683)          --

 Equity in earnings
  of affiliates           5,725        5,725       3,814        3,814
                      ----------   ----------  ----------   ----------

 Income before income
  taxes
   and cumulative
    effect of changes
   in accounting
    principle            16,635       99,618      79,671      100,830

 Provision for income
  taxes                  (1,082)     (20,910)    (20,162)     (22,687)

                      ----------   ----------  ----------   ----------

 Income before
  cumulative effect
  of
   changes in
    accounting
    principle        $   15,553   $   78,708  $   59,509   $   78,143
                      ==========   ==========  ==========   ==========

 Diluted earnings per
  share:
   Income before
    cumulative effect
   of changes in
    accounting
    principle        $     0.39   $     1.97  $     1.49   $     1.96
                      ==========   ==========  ==========   ==========

 Weighted average
  diluted shares         39,908       39,908      39,852       39,852


A -- Total special charges of $82,983 include $65,036 of restructuring and other charges (of which $3,742 is recorded as part of cost of goods sold), $4,633 of operating expenses (recorded as part of cost of goods sold) related to the cost reduction actions, $12,414 of curtailment costs (recorded as part of selling, general, and administrative expenses), and $900 of fees related to repayment of sale leaseback (recorded as part of interest expense).

B -- Includes $2,818 of restructuring and other charges (of which $88 is recorded as part of cost of goods sold), $6,826 of operating expenses (recorded as part of cost of goods sold) related to the cost reduction actions, and $832 (recorded as part of cost of goods sold) related to a previously discontinued product line.


            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

Reconciliation of Forecasted 2003 GAAP Income Before Cumulative Effect
 of a Change in Accounting Principle to Forecasted 2003 Income Before
  Cumulative Effect of a Change in Accounting Principle, Exclusive of
                             Special Items

                        As of October 22, 2003

                                              Amount
                                           (in millions)   Per Share
                                           -------------  ------------

Forecasted 2003 GAAP income before
 cumulative effect of a change
 in accounting principle                  $           6  $       0.15

Anticipated cost of special items, net of
 tax:
 Costs related to the cost reduction
  actions                                            90
 Curtailment loss relating to pension plan
  changes                                             7

                                           -------------
Forecasted 2003 income before cumulative
 effect of a change in accounting
 principle, exclusive of special items    $         103  $       2.56
                                           =============

Notes:

Above amounts are estimates. Actual results could differ materially from forecasted amounts.

This statement reconciles forecasted GAAP income before cumulative effect of a change in accounting principle to forecasted income before cumulative effect of a change in accounting principle, exclusive of special items. Special items include actions to improve long-term performance, cost reductions associated with the consolidation of ESG and YRG, reduction of manufacturing capacity, and elimination of product lines and small, non-core businesses. Special items also include the curtailment loss relating to a change in the structure of the Company's long term pension plans. The Company believes that income before cumulative effect of a change in accounting principle, exclusive of special items, provides increased transparency to the performance of the core operations. The Company also reviews its results internally in this manner and bases certain compensation arrangements on results, exclusive of special items.

    CONTACT: YORK International Corporation
             David Kornblatt, 717-771-7008